Exhibit 99.1

LINCOLN BANCORP ANNOUNCES SECOND QUARTER RESULTS

Lincoln Bancorp (Nasdaq: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that the Company incurred a net loss of $1,639,000 for the second quarter ended June 30, 2005, or $.33 for both the basic and diluted loss per share. This compared to net income for the comparable period in 2004 of $936,000, or $.24 for basic and $.23 diluted earnings per share.

As announced in a press release issued on July 7, 2005, the loss incurred for the second quarter was the result of: 1) a $1.3 million additional provision to the allowance for loan losses for a deteriorated credit; 2) prepayment fees and adjustments of $1.6 million paid to the Federal Home Loan Bank of Indianapolis for the early extinguishment of certain high-cost advances totaling $33.9 million with funding of the prepayment derived from the sale of $37.5 million of low-yielding available-for-sale securities at a loss of approximately $497,000; and, 3) the recognition of contract costs relating to the retirement of the Company’s CEO and another senior officer totaling $248,000.

The net loss for the six-month period ended June 30, 2005 was $660,000, or $.13 for the basic and diluted loss per share. Net income for the comparable period in 2004 was $1,748,000, or $.44 for basic and $.43 for diluted earnings per share.

Assets totaled $806.8 million at June 30, 2005, a decrease from December 31, 2004 of $2.1 million. The decrease in assets occurred in investment securities available for sale, down $28.6 million from the balance sheet restructuring discussed above. This decrease was partially offset by an increase in net loans, up $27.4 million. Key loan growth was experienced in commercial and consumer lending, up $10.5 and $26.7 million, respectively. Residential mortgage loans declined $5.3 million from December 31, 2004.

Total deposits were $559.5 million at June 30, 2005, an increase of $43.2 million from the $516.3 million at December 31, 2004. Growth was experienced in all categories of deposits except money market deposits. The largest growth occurred in certificates of deposit, up $36.4 million, while money market deposits declined by $7.4 million as a result of high competitive pricing in the market for money market deposits and the migration of funds into certificates of deposit. Borrowed funds declined by $44.4 million from year end 2004 to $140.0 million at June 30, 2005, primarily as a result of the balance sheet restructuring mentioned above and the retirement of other debt.

Net interest income for the second quarter of 2005 was $5,649,000 compared to $3,904,000 for the same period in 2004. Net interest margin was 2.92% for the three-month period ended June 30, 2005 compared to 2.79% for the same period in 2004. The average yield on earning assets increased 35 basis points in the second quarter 2005 compared to the same period in 2004 and the average cost of interest-bearing liabilities increased 15 basis points for the same period. This increased the interest rate spread from 2.40% at June 30, 2004 to 2.60% at June 30, 2005, or 20 basis points. Although interest spread and net interest margin have improved, the primary reason for the large increase in net interest income was the acquisition of First Shares Bancorp on August 2, 2004.

Net interest income year-to-date through June 30, 2005 was $11,216,000 compared to $7,933,000. This increase was primarily the result of the First Shares acquisition. Net interest margin improved from 2.83% for the six months ended June 30, 2004 to 2.96% for the same period in 2005.

The Bank’s provision for loan losses for the second quarter of 2005 was $1,915,000 compared to $223,000 for the same period in 2004. This was primarily the result of the deteriorated credit discussed above and the result of a higher concentration of commercial and consumer loans that tend to have higher risk characteristics and the increase in the loan portfolio from June 2004 to June 2005 as a result of the acquisition of First Shares. Nonperforming loans to total loans at June 30, 2005 increased slightly to .88% from .87% at December 31, 2004. Nonperforming assets to total assets were .75% at June 30, 2005 compared to .85% at December 31, 2004. The allowance for loan losses as a percent of loans was 1.19% at June 30, 2005 compared to .98% at December 31, 2004. This increase was the result of additional provision to the allowance for loan losses as discussed above for the deteriorated credit at June 30, 2005. During the quarter, the Bank incurred $377,000 in net charged-off loans. The provision for the six months ended June 30, 2005 was $1,929,000 compared to $423,000 for the same period in 2004. This increase was driven by the effect of the occurrences in the second quarter of 2005 discussed above.

Other income for the three months ended June 30, 2005 was $1,073,000 compared to $801,000 for the same quarter of 2004. The increase of $272,000 in other income was primarily from the increase in service charges on deposit accounts, up $220,000; net realized and unrealized gains on sale of loans, up $94,000; and equity in income and losses of limited partnerships, up $99,000. The majority of the service charge increase was the result of the acquisition of First Shares Bancorp and the implementation of the Bank’s courtesy overdraft program Lincoln Advantage during the second quarter of 2004. The increase in gain on sale of loans was the result of greater loan sale volume during the second quarter of 2005 versus the same quarter of 2004. These increases in other income were partially offset by the $292,000 net loss realized on the sale of securities during the second quarter of 2005 due to the balance sheet restructuring discussed above and other sales.

Other income for the six months ended June 30, 2005 was $2,299,000 compared to $1,472,000 for the same period during 2004, or an increase of $827,000. The most notable increases were the result of the improved revenue from service charges on deposit accounts as discussed above, up $463,000, and net realized gain on sale of loans, up $239,000. These increases were partially offset by the $292,000 net loss on the sale of investment securities during the second quarter of 2005.

Other expenses were $7,682,000 for the three months ended June 30, 2005 compared to $3,221,000 for the same three months of 2004. The primary reason for the increase in expenses was the acquisition of First Shares Bancorp during the third quarter of 2004. Full-time equivalent employees have increased from 130 at June 30, 2004 to 228 at June 30, 2005. Our branch locations have increased from nine to seventeen from the end of the second quarter in 2004 to the end of the same quarter in 2005. In addition, the costs relative to the balance sheet restructuring and the contract cost recognition discussed earlier added $1,870,000 to other expenses for the quarter. Other expenses for the six months ended June 30, 2005 were $13,187,000 compared to $6,662,000. All categories of expenses reflect the growth of our business from the acquisition and the restructuring costs mentioned previously.

The book value of Lincoln Bancorp common stock was $18.55 per share at June 30, 2005 compared to $18.96 at December 31, 2004.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

			June 30	December 31
			2005	2004
Balance Sheet Data:
Total assets			$806,844	$808,967
Loans, net (including loans held for sale)			603,381	576,004
Cash and cash equivalents			29,929	27,790
Investment securities available for sale			90,283	118,917
Investment securities held to maturity			1,665	1,695
Deposits			559,545	516,329
Borrowings			139,965	184,330
Stockholders' equity			100,194	101,755

Book value per common share			$18.55	$18.96
Shares outstanding			5,400,253	5,366,563
Equity to assets			12.42%	12.58%
Non-performing assets to total assets			0.75%	0.85%
Non-performing loans to total loans			0.88%	0.87%
Allowance for loan losses to total loans			1.19%	0.98%

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Operating Data:
Interest Income:
Loans	$9,343	$6,622	$18,084	$13,291
Investment securities	1,218	603	2,402	1,296
Deposits with financial institutions and federal funds sold	166	9	240	26
Dividends on FHLB stock	112	94	222	211
Total interest income	10,839	7,328	20,948	14,824
Interest Expense:
Deposits	3,169	1,394	5,685	2,827
Borrowings	2,021	2,030	4,047	4,064
Total interest expense	5,190	3,424	9,732	6,891
Net Interest Income	5,649	3,904	11,216	7,933
Provision for loan losses	1,915	223	1,929	423
Net Interest Income After Provision for Loan Losses	3,734	3,681	9,287	7,510
Other Income:
Service charges on deposit accounts	525	305	982	519
Net realized and unrealized gains on loans	162	68	377	138
Net realized gains (losses) on sale of available for sale securities	(292)	-	(292)	-
Equity in losses of limited partnership	66	(33)	21	(66)
Point of sale income	150	102	269	189
Loan servicing fees	103	82	209	165
Increase in cash value of life insurance	122	116	348	253
Other	237	161	385	274
Total other income	1,073	801	2,299	1,472
Other Expenses:
Salaries and employee benefits	2,899	1,643	5,534	3,496
Net occupancy expenses	497	231	935	468
Equipment expenses	373	222	782	408
Data processing expense	610	375	1,232	736
Professional fees	272	120	396	235
Mortgage servicing rights amortization	75	70	154	94
Advertising and business development	217	132	388	235
Core deposit intangible amortization	192	24	385	47
Prepayment fees on Federal Home Loan Bank advances	1,622	-	1,622	-
Other	925	404	1,759	943
Total other expenses	7,682	3,221	13,187	6,662
Income before income taxes	(2,875)	1,261	(1,601)	2,320
Income taxes	(1,236)	325	(941)	572
Net income	$(1,639)	$936	$(660)	$1,748

Basic earnings per share	$(0.33)	$0.24	$(0.13)	$0.44
Diluted earnings per share	$(0.33)	$0.23	$(0.13)	$0.43

Other Data:
Interest rate spread	2.60%	2.40%	2.66%	2.44%
Net interest margin	2.92%	2.79%	2.96%	2.83%
Return on average assets	-0.78%	0.64%	-0.16%	0.59%
Return on average equity	-6.37%	4.62%	-1.28%	4.33%